For Release July 21, 2008 OTC BB: “CCBC”

CHINO COMMERCIAL BANCORP REPORTS SECOND QUARTER EARNINGS

     Chino, California… The Board of Directors of Chino Commercial Bancorp, the parent company of Chino Commercial Bank, N.A., announced the results of operations for the Bank and the consolidated holding company for the second quarter ended June 30, 2008 with net earnings of $146,405, a 35.0% reduction from $225,207 for the same quarter of 2007. The net earnings for the most recent quarter represents $0.19 per diluted share, as compared with $0.25 per diluted share, or a reduction of 34.5% from the same quarter last year. Earnings year-to-date was $187,876 or $0.25 per diluted share as compared with net earnings of $402,990 or $0.50 per dilute share for the same period last year.

     Dann H. Bowman, President and Chief Executive Officer stated, “Despite earnings declining during the first half of the year due to higher provisions to Loan Loss Reserve, we are very pleased with the continued stability and earnings of the Bank overall. During a time when many organizations are suffering from credit problems, at the end of June the Bank had only two loans which were delinquent more than 30 days.”

Financial Condition

     Total assets declined from $79.9 million to $76.0 million or 5.0% between December 31, 2007 and June 30, 2008, resulting from decreased investment securities and Federal funds sold which are funded with reduced deposit balances of a number of the Company’s customers who are engaged in real estate related industries.

     The Company experienced a decrease in interest-earning assets of $5.7 million or 8.0% to $66.2 million in the first half of 2008. Federal funds sold and Investment securities decreased $3.1 million and $2.1 million, respectively, in the first half of 2008. No new investment securities have been added in 2008, and the decreases were caused by maturities and principal payments from Mortgage-backed securities.

     Loan demand has remained relatively stable; however, gross loans decreased $0.5 million, or 1.0% to $52.6 million at June 30, 2008, while undisbursed commitments decreased $1.4 million to $6.2 million at June 30, 2008.

     Total deposits decreased from $70.4 million at December 31, 2007 to $66.4 million at June 30, 2008, or a 5.7% reduction. Total non-interest bearing deposits decreased from $42.3 million at December 31, 2007 to $37.7 million for the reporting period ended June 30, 2008, a 10.8% decrease. Interest-bearing liabilities increased $0.5 million or 1.8% to $28.6 million in the six months ended June 30, 2008 as compared to December 31, 2007. The slight increase in interest-bearing deposits is the result of the Company’s emphasis to attract new customers.

Earnings

     The Company posted net interest income for the quarters ended June 30, 2008 and June 30, 2007 of $900,476 and $1,112,620, respectively. For the six months ended June 30, the Company posted net interest income of $1,785,061 and $2,186,896 for 2008 and 2007, respectively. Average interest-earning assets were $66.3 million with average interest-bearing liabilities of $31.5 million yielding a net interest margin of 5.42% for the six months ended June 30, 2008 as compared to average interest-bearing assets of $76.7 million with average interest-bearing liabilities of $29.9 million yielding a net interest margin of 5.75% for the six months ended June 30, 2007.

     Non-interest income totaled $295,356 for the three months ended June 30, 2008, or a 28.8% increase from $229,289 earned during the second quarter of 2007. Non-interest income increased 26.9% for the six months ended June 30, 2008 totaling $559,744 as compared to $441,159 for the six months ended June 30, 2007. Service charges on deposit accounts accounted for the majority of the increase in non-interest income.

     General and administrative expenses were $922,549 and $1,785,298 for the three and six months ended June 30, 2008 as compared to $983,390 and $1,921,068 for the three and six months ended June 30, 2007. The largest component of general and administrative expenses was salary and benefits expense of $499,499 for the second quarter of 2008 as compared to $496,303 for the three months ended June 30, 2007. Year-to-date comparisons of salary and benefits expense reports $977,291 for six months ended June 2008 and $978,156 for the same period in 2007.

     Income tax expense was $83,105 and $93,227 for the three and six months ended June 30, 2008, as compared to $138,561 and $243,353 for the same periods of 2007. The effective income tax rate for 2008 is approximately 33.1% and 2007 is approximately 38%. Of the $281,103 pre-tax income for the six months ended June 30, 2008, approximately $55,000 was tax exempt.

Forward-Looking Statements

     The statements contained in this press release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

     Contact: Dann H. Bowman, President and CEO or Sandra F. Pender, Vice President and CFO, Chino Commercial Bank, N.A., 14345 Pipeline Avenue, Chino, Ca. 91710, (909) 393-8880.

CHINO COMMERCIAL BANCORP
CONSOLIDATED BALANCE SHEET
June 30, 2008 and December 31, 2007

	June 30, 2008	December 31, 2007
	(unaudited)	(audited)
ASSETS:
Cash and due from banks	$5,169,686	$3,487,933
Federal funds sold	4,360,000	7,440,000
Cash and cash equivalents	9,529,686	10,927,933

Interest-bearing deposits in other banks	99,000	99,000

Investment securities available for sale	5,594,612	7,339,354
Investment securities held to maturity (fair value approximates
$3,488,000 at June 30, 2008 and $3,880,000 at December 31, 2007)	3,485,424	3,873,251
Total investments	9,179,036	11,311,605
Loans
Construction	316,604	2,606,750
Real estate	41,057,739	39,726,301
Commercial	10,677,794	10,062,969
Installment	597,292	790,535
Gross loans	52,649,429	53,186,555
Unearned fees and discounts	(83,301)	(87,389)
Loans net of unearned fees and discount	52,566,128	53,099,166
Allowance for loan losses	(670,786)	(725,211)
Net loans	51,895,342	52,373,955

Restricted stock	666,350	654,250
Accrued interest receivable	296,668	2,085,203
Fixed assets, net	2,005,290	326,990
Prepaid & other assets	2,401,272	2,268,909
Total assets	$75,973,644	$79,948,845

LIABILITIES:
Deposits
Non-interest bearing	$37,721,424	$42,270,696
Interest Bearing
NOW and money market	22,048,872	22,711,556
Savings	1,114,807	1,202,965
Time deposits less than $100,000	2,430,769	2,054,915
Time deposits of $100,000 or greater	3,050,431	2,156,778
Total deposits	66,366,303	70,396,910

Accrued interest payable	58,224	63,962
Accrued expenses & other payables	507,025	509,389
Subordinated debentures	3,093,000	3,093,000
Total liabilities	70,024,552	74,063,261
STOCKHOLDERS' EQUITY
Common stock, authorized 10,000,000 shares with no par value, issued and outstanding 699,798 shares and 704,278 shares at June 30, 2008
and December 31, 2007, respectively.	2,539,714	2,639,462
Retained earnings	3,413,164	3,249,982
Accumulated other comprehensive loss	(3,786)	(3,860)
Total equity	5,949,092	5,885,584
Total liabilities & stockholders' equity	$75,973,644	$79,948,845

CHINO COMMERCIAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended		For the six months ended
	June 30		June 30
	2008	2007	2008	2007
Interest income
Investment securities and due from banks	$112,298	$161,798	$238,098	$353,033
Interest on Federal funds sold	5,987	143,054	30,978	259,884
Interest and fee income on loans	999,910	1,025,614	1,984,365	2,002,785
Total interest income	1,118,195	1,330,466	2,253,441	2,615,702
Interest expense
Deposits	165,867	166,584	365,482	326,281
Interest on Federal funds purchased	889	0	973	0
Other borrowings	50,963	51,262	101,925	102,525
Total interest expense	217,719	217,846	468,380	428,806
Net interest income	900,476	1,112,620	1,785,061	2,186,896
Provision for loan losses	43,773	(5,249)	278,404	60,644
Net interest income after
provision for loan losses	856,703	1,117,869	1,506,657	2,126,252
Non-interest income
Service charges on deposit accounts	252,265	194,739	484,823	372,421
Other miscellaneous fee income	9,246	7,693	17,719	16,803
Dividend income from restricted stock	18,238	11,638	26,483	20,513
Income from bank owned life insurance	15,607	15,219	30,719	31,422
Total non-interest income	295,356	229,289	559,744	441,159
General and administrative expenses
Salaries and employee benefits	499,499	496,303	977,291	978,156
Occupancy and equipment	82,578	87,083	166,359	180,323
Data and item processing	82,390	85,142	165,066	158,106
Advertising and marketing	12,786	35,845	40,615	75,371
Legal and professional fees	50,309	51,103	95,621	108,159
Regulatory Assessments	20,817	33,914	41,298	47,210
Insurance	7,768	8,187	15,996	14,545
Directors' fees and expenses	19,125	19,800	38,301	40,250
Other expenses	147,277	166,013	244,751	318,948
Total general & administrative expenses	922,549	983,390	1,785,298	1,921,068
Income before income tax expense	229,510	363,768	281,103	646,343
Income tax expense	83,105	138,561	93,227	243,353
Total income	$146,405	$225,207	$187,876	$402,990
Basic earnings per share	$0.21	$0.31	$0.27	$0.54
Diluted earnings per share	$0.19	$0.29	$0.25	$0.50

CHINO COMMERCIAL BANCORP
Other Financial Information

CREDIT QUALITY	End of period
(unaudited)	June 30, 2008	December 31, 2007
Non-Performing Loans	$1,236,831	$-
Non-Perfforming Loans to Total Loans	2.35%	n/a
Non-Perfforming Loans to Total Assets	1.63%	n/a
Allowance for Loan Losses to Loans	1.27%	1.36%

OTHER PERIOD-END STATISTICS	End of period
(unaudited)	June 30, 2008	December 31, 2007
Shareholders Equity to Total Assets	7.83%	7.36%
Loans to Deposit	79.33%	75.55%
Non-Interest Bearing Deposits to Total Deposits	56.84%	60.05%

	For the three months ended		For the six months ended
	June 30		June 30
	2008	2007	2008	2007

KEY FINANCIAL RATIOS
(unaudited)
Return on Average Equity	10.03%	16.45%	6.42%	13.24%
Return on Average Assets	0.80%	1.06%	0.50%	0.94%
Net Interest Margin	5.51%	5.84%	5.39%	5.69%
Efficiency Ratio	77.15%	73.28%	76.14%	73.10%
Net Chargeoffs to Average Loans	0.74%	0.00%	0.62%	0.00%

AVERAGE BALANCES
(thousands, unaudited)
Average Assets	$73,541	$85,316	$74,516	$86,080
Average Interest-Earning Assets	$65,324	$76,089	$66,260	$76,738
Average Gross Loans	$54,137	$50,378	$53,688	$50,700
Average Deposits	$63,767	$76,489	$64,696	$76,386
Average Equity	$5,841	$5,475	$5,851	$6,086